Exhibit 11

                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE



                                                            Three Months Ended
                                                            ------------------
                                                                March 31,
                                                            2002         2001
                                                            ----         ----

Net income                                               $  804,443   $  798,160
                                                         ==========   ==========
Weighted average number of common shares outstanding      4,749,825    4,780,569

Common stock equivalents due to dilutive effect
  of potential common shares                                124,398       69,287
                                                         ----------   ----------

Total weighted average number of common shares
  and common share equivalents outstanding                4,874,223    4,849,856
                                                         ==========   ==========

Basic earnings per common share                          $     0.17   $     0.17

Diluted earnings per common share                        $     0.17   $     0.16